EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

P.A.M. Transport, Inc. (Arkansas Corporation)

P.A.M. Dedicated Services, Inc. (Ohio Corporation)

P.A.M. Logistics Services, Inc. (Arkansas Corporation)

T.T.X., Inc. (Texas Corporation)

Choctaw Express, Inc. (Oklahoma Corporation)

Choctaw Brokerage, Inc. (Oklahoma Corporation)

Allen Freight Services, Inc. (Missouri Corporation)

Decker Transport Co., Inc. (Ohio Corporation)

Transcend Logistics, Inc. (Indiana Corporation)

East Coast Transport and Logistics, LLC (Arkansas LLC)

S & L Logistics, Inc. (Texas Corporation)

P.A.M. International, Inc. (Ohio Corporation)

P.A.M. Canada, Inc. (Canadian Corporation)